Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 24, 2021, except for the effects of the restatement discussed in Note 2, as to which the date is November 23, 2021, relating to the financial statements of Live Oak Acquisition Corp. II for the period from August 12, 2020 (inception) through December 31, 2020 which appears in Navitas Semiconductor Corporation’s Final Prospectus filed with the Securities and Exchange Commission on December 7, 2021 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No. 333-261323).
/s/ WithumSmith+Brown, PC
New York, New York
January 24, 2022